Exhibit 2.14
NAMENSSCHULDVERSCHREIBUNG / REGISTERED NOTE
ausgegeben am 16. August 2022 und fällig am 16. August 2035
issued on 16 August 2022 and due on 16 August 2035
im Gesamtnennbetrag von
with an aggregate nominal amount of
EUR 70.000.000 (in Worten: siebzig Millionen Euro)
EUR 70,000,000 (in words: seventy million Euro)

Diese Urkunde (die „Urkunde”) verbrieft 70 Namensschuldverschreibungen im Nennbetrag von je EUR 1.000.000, ausgegeben von der	This certificate (the “Certificate”) represents 70 registered notes with a denomination of EUR 1.000,000 each issued by
QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands (die „Emittentin”).	QIAGEN N.V. Hulsterweg 82 5912 PL Venlo The Netherlands (the “Issuer”).

Die Emittentin verpflichtet sich, den Gläubigern die auf die Namensschuldverschreibungen zahlbaren Beträge zu zahlen, insbesondere Zinsen und Kapital, und die in den beigefügten Anleihebedingungen (die „Anleihebedingungen”), die fester Bestandteil dieser Urkunde sind, angegebenen anderen Verpflichtungen zu erfüllen.

The Issuer agrees to pay to the Noteholders the amounts payable in respect of the Registered Notes, in particular interest and principal, and perform such other duties as set out in the attached conditions of issue (the “Conditions of Issue”) which form an integral part of this Certificate.

Die Übertragung der sich aus den Namensschuldverschreibungen ergebenden Rechte und Ansprüche sowie des Eigentums an dieser Urkunde erfolgt ausschließlich auf Grundlage einer ordnungsgemäßen Eintragung in dem von der Deutsche Bank Aktiengesellschaft, Frankfurt am Main, als Registerstelle unterhaltenen Register. Nur die ordnungsgemäß im Register eingetragenen Gläubiger haben Anspruch auf Zahlungen auf die Namensschuldverschreibungen.
The rights and claims arising out of the Registered Notes as well as the title to this Certificate will be transferred solely on the basis of due registration in the registry maintained by Deutsche Bank Aktiengesellschaft, Frankfurt am Main as Registrar. Solely the duly registered Noteholder in the registry may claim payments under the Registered Notes.

Die Emittentin bestätigt, dass die Deutsche Bank Aktiengesellschaft zum heutigen Tag im Register ordnungsgemäß als Inhaber der Namensschuldverschreibungen (der „Ursprüngliche Gläubiger”) in Höhe des Gesamtnennbetrags eingetragen ist.

The Issuer confirms that Deutsche Bank Aktiengesellschaft is duly registered in the registry as Noteholder of the Registered Notes (the “Initial Noteholder”) of the whole aggregate nominal amount as of the present day.

Die Namensschuldverschreibungen unterliegen deutschem Recht. Nur die deutsche Fassung ist verbindlich; bei dem englischen Text handelt sich um eine unverbindliche Übersetzung.	The Registered Notes are governed by German Law. The German version is binding and the English text is a non-binding translation.
Venlo, den 12. August 2022	Venlo, on 12 August 2022
QIAGEN N.V. (als Emittentin) (as Issuer) _____________ _____________

Anleihebedingungen / Conditions of Issue

Nur die deutsche Fassung ist verbindlich; bei dem englischen Text handelt sich um eine unverbindliche Übersetzung.	Only the German version is binding; the English text is a non-binding translation.

§ 1 (Nennbetrag, Form, Definitionen)	§ 1 (Denomination, Form, Definitions)

(1) Nennbetrag. Die Namensschuldverschreibungen (die „Namensschuldverschreibungen”) werden von der Emittentin im Gesamtnennbetrag von EUR 70.000.000 (in Worten: siebzig Millionen Euro) ausgegeben. Der Nennbetrag einer Namensschuldverschreibung beläuft sich auf je EUR 1.000.000.

(1) Denomination. The registered notes (the “Registered Notes”) are issued by the Issuer in an aggregate nominal amount of EUR 70,000,000 (in words: seventy million Euro). The denomination of a Registered Note is EUR 1,000,000 each.

(2) Form. Die Namensschuldverschreibungen sind in einer Urkunde verbrieft (die „Urkunde”), die mit der eigenhändigen Unterschrift von ordnungsgemäß bevollmächtigten Vertretern der Emittentin versehen und auf den Namen des Ursprünglichen Gläubigers eingetragen ist. Eine nach einer Übertragung auf den Namen des Zessionars und gegen Übernahme der Kosten ausgestellte neue Namensurkunde wird nach Einreichung dieser Namensurkunde und der jeweiligen Abtretungsvereinbarung bei der Registerstelle zur Abholung bereitgehalten oder auf Wunsch, Kosten und Gefahr des Zessionars an die in der Abtretungsvereinbarung genannte Adresse des Zessionars gesandt. Jede Bezugnahme in den Anleihebedingungen auf eine „Namensschuldverschreibung” oder „Urkunde” umfasst auch eine Bezugnahme auf jede einzelne Namensschuldverschreibung oder Urkunde, die in Verbindung mit der Übertragung der Urkunde ausgestellt wurde oder wird.

(2) Form. The Registered Notes are represented by a certificate (the “Certificate”) which is signed manually by duly authorized representatives of the Issuer and which is registered in the name of the Initial Noteholder. An individual registered note would only be issued upon request and at the cost of any Noteholder and may be collected at the offices of the Registrar or dispatch to the address stated in the assignment agreement at the risk of the relevant Noteholder and in either case against submission to the Registrar of this Certificate together with the relevant executed assignment agreement. Any reference in the Conditions of Issue to “Registered Note” or “Certificate” includes a reference to every individual Registered Note or Certificate which was or will be issued in connection with the transfer of the Certificate.

(3) Bestimmte Definitionen.	(3) Certain Definitions.

„Geschäftstag” bezeichnet jeden Tag (ausgenommen Samstage und Sonntage), an dem (i) das Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) System oder ein von der Europäischen Zentralbank bestimmtes Nachfolgesystem betriebsbereit ist, um Zahlungen abzuwickeln und (ii) Banken in Düsseldorf für Bankgeschäfte geöffnet sind.

"Business Day" means each day (excluding Saturdays and Sundays), on which (i) the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) system or any successor system designated by the European Central Bank is operative to settle payments and (ii) banks in Düsseldorf are open for general business.

„Gläubiger” bezeichnet den Ursprünglichen Gläubiger und nach einer Abtretung jede Person, die jeweils in dem von der Registerstelle unterhaltenen Register als Gläubiger eingetragen ist.	“Noteholder” means the Initial Noteholder and, following an assignment, any person who is at any time registered in the registry kept by the Registrar as Noteholder.
„Konzern“ bezeichnet die Emittentin und alle konsolidierten Tochtergesellschaften. Zur Vermeidung von Unklarheiten sei darauf hingewiesen, dass PreAnalytiX GmbH (Switzerland) nicht zum Konzern zählt.	“Group” designates the Issuer and its respective consolidated Subsidiaries. For the avoidance of doubt, the Group does not include PreAnalytiX GmbH (Switzerland).
„Tochtergesellschaft" einer Person ist eine Kapital- oder Personengesellschaft, auf die diese Person unmittel- oder mittelbar einen beherrschenden Einfluss i.S.d. § 290 Abs. 2 HGB ausüben kann.
“Subsidiary” of an entity means any company, corporation or partnership over which the entity exercises a controlling influence either directly or indirectly within the meaning of section 290 para. 2 of the German Commercial Code (HGB).

„Wesentliche Tochtergesellschaft“ ist jede Tochtergesellschaft der Emittentin,	“Principal Subsidiary” means any consolidated Subsidiary of the Issuer
(i) deren Umsatz mindestens 5% des Konzernumsatzes oder deren Bilanzsumme mindestens 5% der Konzernbilanzsumme beträgt, jeweils berechnet auf der Grundlage des letzten geprüften Konzernabschlusses; oder	(i) whose revenue is at least 5 per cent of the revenue of the Group or whose total assets amount to at least 5 per cent of the total assets of the Group, in each case calculated by reference to the latest audited accounts of the Group, or
(ii) auf die alle oder im Wesentlichen alle Vermögensgegenstände und Verbindlichkeiten einer Wesentlichen Tochtergesellschaft übertragen worden sind.	(ii) to which all or substantially all the assets and liabilities of another Principal Subsidiary are transferred.

„Wesentliche Nachteilige Änderung“ bezeichnet jede wesentliche Verschlechterung in der finanziellen Lage der Emittentin oder des Konzerns als Ganzes, die eine wesentlich nachteilige Auswirkung auf die Fähigkeit der Emittentin, ihre Zahlungsverpflichtungen unter den Namensschuldverschreibungen zu erfüllen, hat oder mit hinreichender Wahrscheinlichkeit hat.

“Material Adverse Change” shall mean any substantial deterioration of the financial situation of the Issuer or the Group taken as a whole, which has or is reasonably likely to have a material adverse effect on the ability of the Issuer to fulfil its payment obligations under this Registered Note.

§ 2 (Rang, Negativverpflichtung, Verfügungen)	§ 2 (Status, Negative Pledge, Disposals)

(1) Rang. Alle Verpflichtungen und Verbindlichkeiten der Emittentin aus den Namensschuldverschreibungen stehen jetzt und in Zukunft mit allen anderen jeweils ausstehenden gegenwärtigen und künftigen unbedingten, unbesicherten und nicht nachrangigen Mittelaufnahmen der Emittentin im gleichen Rang.

(1) Status. All the obligations and liabilities of the Issuer under the Registered Notes rank and will rank pari passu with all other present and future unconditional, unsecured and unsubordinated indebtedness of the Issuer from time to time outstanding.

(2) Negativverpflichtung der Emittentin. Solange die Namensschuldverschreibungen ausstehen, jedoch nur bis zu dem Zeitpunkt, an dem alle Beträge an Kapital und Zinsen der Zahlstelle zur Verfügung gestellt worden sind, verpflichtet sich die Emittentin und stellt für ihre Wesentlichen Tochtergesellschaften sicher, dass weder sie noch eine ihrer Wesentlichen Tochtergesellschaften Grund- und Mobiliarpfandrechte oder andere dingliche Sicherungsrechte (die "Sicherheiten") an ihren jeweiligen Vermögensgegenständen bestellt oder bestehen lässt, um (i) Finanzverbindlichkeiten oder (ii) Garantien oder Gewährleistungen in Bezug auf Finanzverbindlichkeiten zu besichern, es sei denn, die Verbindlichkeiten der Emittentin aus diesem Namensschuldverschreibungen werden zur gleichen Zeit in gleicher Weise und gleichem Rang und anteilig besichert. Dies gilt nicht für Sicherheiten, die aufgrund zwingender gesetzlicher Vorschriften bestellt wurden oder zu bestellen sind. Erlaubte Sicherheiten sind von dieser Negativverpflichtung ausgenommen.

(2) Negative Pledge of the Issuer. So long as any of the Registered Notes remains outstanding, but only until all amounts of principal and interest have been made available to the Paying Agent, the Issuer undertakes, and shall procure in respect of its Material Subsidiaries neither it nor any of its Principal Subsidiaries will, create or permit to subsist any mortgage, lien, charge, pledge or other in rem security interest (the "Security") upon any of their respective assets, to secure (i) any Financial Indebtedness or (ii) any guarantee or indemnity in respect of any Financial Indebtedness unless, at the same time or prior thereto, the Issuer's obligations under the Registered Notes are equally and rateably secured, except for any Security created or to be created pursuant to mandatory law. Permitted Liens shall be excluded from this negative pledge.

„Finanzverbindlichkeit“ bedeutet jegliche Verbindlichkeiten:	“Financial Indebtedness” means any indebtedness for or in respect of:
(a) aus der Aufnahme von Finanzierungsmitteln,	(a) moneys borrowed;
(b) aus der Mittelaufnahme aus einer Wechselkreditlinie oder einer beleglosen Entsprechung;	(b) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
(c) aus der Mittelaufnahme aufgrund einer Ankaufsfazilität für Schuldscheine oder aus der Ausgabe von Bonds, Schuldscheinen, Schuldverschreibungen, Schuldtiteln oder ähnlichen Instrumenten;	(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) aus dem Betrag einer Verbindlichkeit hinsichtlich Leasing- oder Mietkaufverträgen, die nach den Grundsätzen ordnungsgemäßer Rechnungslegung (GAAP) als Finanzierungsleasing (finance oder capital lease) zu behandeln sind, mit Ausnahme derjenigen Verträge, die nach GAAP per Datum des vorliegenden Vertrags als Operating-Leasing behandelt würden;	(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance lease or capital lease other than any lease which, in accordance with GAAP as at the date of this Agreement, would have been treated as an operating lease;
(e) aus verkauften oder diskontierten Forderungen (soweit nicht ohne Rückgriffsrecht verkauft oder diskontiert);	(e) receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);
(f) aus dem Kaufpreis von Vermögenswerten, soweit dieser vor oder nach dem Erwerb oder der Inbesitznahme seitens der haftenden Partei, zahlbar ist und dies in erster Linie zum Zweck der Aufnahme von Finanzmitteln vereinbart wurde, es sei denn, die Vorauszahlung oder der Zahlungsaufschub wurde über einen Zeitraum von höchstens 120 Tagen gewährt;	(f) acquisition costs of any asset to the extent payable before or after the time of acquisition or possession by the party liable where arranged primarily as a method of raising finance except where payment is advanced or deferred for not more than 120 calendar days;
(g) aus Derivategeschäften, welche zum Schutz vor Wertschwankungen oder zu deren Nutzung im Kontext der Zins- und Währungsabsicherung abgeschlossen wurden (wobei zur Bewertung des Derivategeschäfts nur der aktuelle Marktwert berücksichtigt wird);	(g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in connection with interest or currency hedges (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h) aus einer Rückhaftungsverpflichtung für eine Garantie, eine Schadloshaltung, ein Haftungsversprechen, ein Standby- oder Dokumentenakkreditiv oder sonstige von einer Bank oder einem Finanzinstitut für eine der unter den vorstehenden Buchstaben (a) bis (g) genannten Positionen ausgegebene Instrumente; und	(h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any items referred to in paragraphs (a) to (g) above; and
(i) aus dem Betrag einer Verbindlichkeit hinsichtlich einer Garantie oder Schadloshaltung für eine der unter den vorstehenden Buchstaben (a) bis (h) genannten Positionen.	(i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
„Erlaubte Sicherheiten” bezeichnet folgende Sicherheiten:	“Permitted Liens” means any of the following encumbrances:
(i) Sicherheiten im Rahmen von Cash-Pooling-Vereinbarungen, die im normalen Geschäftsgang abgeschlossen werden;	(i) any Security arising under cash-pooling agreements entered into in the ordinary course of business;

(ii) Ver- oder Aufrechnungsvereinbarungen, die von einem Konzernmitglied im Rahmen der üblichen Bankgeschäfte zum Zweck der Verrechnung von Soll- und Habensalden eingegangen werden und Sicherheiten, die im ordentlichen Geschäftsgang im Rahmen der Allgemeinen Geschäftsbedingungen von Finanzinstituten, Banken oder Sparkassen begründet werden, bei denen ein Konzernmitglied seine Bankverbindung hat, (einschließlich, zur Klarheit sei dies gesagt, Sicherheiten im Rahmen der Allgemeinen Geschäftsbedingungen der Banken oder Sparkassen oder der niederländischen allgemeinen Geschäftsbedingungen von Banken (Algemene bankvoorwaarden));

(ii) any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any Security arising under the general terms and conditions of any financial institution, bank or Sparkasse with whom any member of the Group maintains a banking relationship in the ordinary course of business (including for the avoidance of doubt any Security arising under the Allgemeine Geschäftsbedingungen der Banken oder Sparkassen or the Dutch General Banking Conditions (Algemene bankvoorwaarden));

(iii) Sicherheiten, die im Rahmen des ordentlichen Geschäftsgangs durch gesetzliche Bestimmungen oder übliche Geschäftsbedingungen begründet werden;	(iii) any Security arising in the ordinary course of business by operation of law or on the basis of customary general business conditions;
(iv) Sicherheiten im Zusammenhang mit Vermögenswerten, die ein Konzernmitglied nach dem Ausgabetag dieser Namensschuldveschreibung erworben hat, oder mit Vermögenswerten von oder Anteilen an Personen, die ein Konzernmitglied nach dem Ausgabetag der Namensschuldverschreibungen erworben hat, falls:	(iv) any Security over or affecting any asset acquired by or any asset of or shares in any person acquired by a member of the Group after the Issue Date of this Registered Note if:
(A) die Sicherheit nicht im Hinblick auf den Kauf dieses Vermögenswertes durch ein Konzernmitglied begründet wurde; und	(A) the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and
(B) der besicherte Kapitalbetrag nicht im Hinblick auf oder seit dem Kauf dieses Vermögenswertes durch ein Konzernmitglied erhöht wurde;	(B) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;
(v) Sicherheiten unter Rahmenverträgen für Finanztermingeschäfte (jeweils einschließlich unter einen Credit Support Annex), die im normalen Geschäftsgang eines Mitgliedes des Konzerns abgeschlossen werden;
(v) any Security arising under framework master agreements on derivatives (including in each case without limitation any related credit support annexes) entered into in the ordinary course of business by any member of the Group;

(vi) Barsicherheiten, die als Tilgung einer unter dem jeweils bestehenden Konsortialkreditvertrag der Emittentin eingerichteten Abzweigline (Ancillary Facility) gewährt wurden;	(vi) any cash cover granted as repayment of an ancillary facility under the relevant existing syndicated loan agreement;

(vii) Barsicherheiten, die im Rahmen eines öffentlichen Übernahmeangebots für Aktien (oder andere aktiengebundene Wertpapiere) ausschließlich zum Zweck der Besicherung der Zahlungsverpflichtung gestellt wurden, (oder eine Bankgarantie für diese Zahlungsverpflichtung), in Fällen, in denen der Markt ein solches Verfahren in seinen jeweiligen Übernahmegesetzen fordert;
(vii) any cash cover created solely for the purpose of securing the payment obligation (or the bank guarantee for such payment obligation) under a public tender offer for shares (and other equity linked securities), in a market which requires such processin its respective take-over code;

(viii) Sicherheiten im Zusammenhang mit jeglicher Vereinbarung, bei der ein Konzernmitglied jegliche marktgängige Wertpapiere zu Bedingungen verkauft, die einen Rückkauf durch das Konzernmitglied innerhalb eines Zeitraums von bis zu sechs (6) Monaten ab Verkaufsdatum vorsehen bzw. ermöglichen (eine „Rückkaufvereinbarung”), vorausgesetzt:

(viii) any Security created in connection with any arrangement by which a member of the Group disposes of any marketable securities on terms whereby they are or may be re-acquired by such member of the Group (a “Repurchase Arrangement”) within a period not exceeding six (6) months from the date of the disposal, provided that:

(A) der Nennbetrag aller von der Rückkaufvereinbarung betroffenen Wertpapiere;	(A) the principal amount of all securities subject to Repurchase Arrangements;
(B) der ausstehende Nennbetrag aller verkauften Forderungen zu Asset-Backed-Securities-Transaktionen; und	(B) the outstanding principal amount of all receivables sold with respect to asset-backed securities transactions; and

(C) der Marktwert der Vermögenswerte aus Sale-and-lease-back-Transaktionen liegt insgesamt jederzeit bei maximal 10 % der Konzernbilanzsumme der Gruppe (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss der Gruppe), wobei jede gemäß dieser Ziffer (viii) zulässigerweise bestellte Sicherheit auch dann zulässig bleibt, auch wenn die Grenze von 10 % der Konzernbilanzsumme aufgrund einer nachträglichen Verringerung der Konzernbilanzsumme nicht mehr eingehalten ist;

(C) the aggregate market value of assets subject to sale-and lease-back transactions shall, when aggregated, not exceed 10 per cent. of consolidated total assets of the Group (as calculated by reference to the most recent audited consolidated financial statements of the Group) at any time provided that, for the avoidance of doubt, any permitted Security created in reliance of this paragraph (viii) remains to be permitted although the amount referred to in this paragraph (viii) is no longer complied with due to a subsequent decrease in the Issuer's consolidated total assets after the date of the relevant Repurchase Arrangement or disposal;

(ix) Sicherheiten zur Besicherung von Finanzverbindlichkeiten, die einem anderen Mitglied des Konzerns geschuldet werden, um negative Steuereffekte für den Konzern oder ein Mitglied des Konzerns zu verhindern oder verringern;	(ix) any intra-group Security securing Financial Indebtedness to avoid or mitigate negative tax effects for the Group or a member thereof;
(x) Sicherheiten, die zur Erfüllung von § 8a Altersteilzeitgesetz oder § 7b oder 7e Sozialgesetzbuch IV bestehen oder begründet wurden;
(x) any Security existing or created in order to comply with Article 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or Article 7b or 7e of the German Social Security Code IV (Sozialgesetzbuch IV);

(xi) Sicherheiten unter im gewöhnlichen Geschäftsverkehr begründeten (verlängerten) Eigentumsvorbehalten, Ratenkaufverträgen, Kaufverträgen unter Eigentumsvorbehalt (conditional sale agreement) oder Vereinbarungen, die einen vergleichbaren Effekt im Hinblick auf an ein Mitglied des Konzerns gelieferte Waren haben, und die aufgrund der Allgemeinen- oder Standardgeschäftsbedingungen des Lieferanten und nicht aufgrund eines Vertragsverstoßes eines Mitglieds des Konzerns entstehen;

(xi) any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or gernal terms of business and not arising as a result of any default or omission by any member of the Group;

(xii) Sicherheiten an Vermögensgegenständen, die von einer Wertpapierverwahrstelle oder einem Clearing House aufgrund der allgemeinen Geschäftsbedingungen bzw. Geschäftsabläufe der betreffenden Wertpapierverwahrstelle bzw. Clearing House im Rahmen des gewöhnlichen Geschäftsbetriebs entstehen oder bestellt werden; und
(xii) any Security created or subsisting over any asset held in any securities depositary or any clearing house pursuant to the standard terms of business and/or standard procedures of the relevant securities depositary or clearing house applicable in the normal course of trading; and

(xiii) Sicherheiten zur Besicherung von Finanzverbindlichkeiten, deren Kapitalbetrag (zusammen mit den Kapitalbeträgen aller Finanzverbindlichkeiten, für die ein Mitglied des Konzerns im Vertrauen auf dieses Ziffer (xiii) eine Sicherheit bestellt hat), zum Zeitpunkt der Bestellung der jeweiligen Sicherheit 10% der Konzernbilanzsumme (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss des Konzerns) übersteigt, wobei jede gemäß dieser Ziffer zulässigerweise bestellte Sicherheit auch dann zulässig bleibt, auch wenn die Grenze von 10 % der Konzernbilanzsumme aufgrund einer nachträglichen Verringerung der Konzernbilanzsumme nicht mehr eingehalten ist.

(xiii) any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than as permitted under paragraphs (i) to (x) above) does not, when aggregated, exceed 10 per cent. of consolidated total assets of the Group (as calculated by reference to the most recent audited consolidated financial statements of the Group) provided that, for the avoidance of doubt, any permitted Security created in reliance of this paragraph (xiii) remains to be permitted although the amount referred to in this paragraph (xiii) is no longer complied with due to a subsequent decrease in the Company's consolidated total assets.

(3) Übertragung von Vermögensgegenständen. Die Emittentin verpflichtet sich einzelne Gegenstände ihres Anlagevermögens nicht auf einen Dritten zu übertragen oder zu übereignen. Dies gilt nicht für Übertragungen und Übereignungen:

(3) Disposal of assets. The Issuer shall whether voluntary or involuntary, sell, lease, transfer or otherwise dispose of any asset belonging to its fixed assets. This does not apply to any sale, lease, transfer or other disposal:

(a) von Vermögenswerten im gewöhnlichen Geschäftsgang zu marktüblichen Konditionen;	(a) of assets made at arm’s length in the ordinary course of business;

(b) von Vermögenswerten eines Konzernmitglieds zu Gunsten eines anderen Konzernmitglieds;	(b) of any asset by a member of the Group to another member of the Group;

(c) von Forderungen im Rahmen von Asset-Backed Securities-Transaktionen, soweit der ausstehende Kapitalbetrag der von der Emittentin durchgeführten Transaktionen in keinem ihrer Geschäftsjahre insgesamt 15 % der Konzernbilanzsumme übersteigt;

(c) of receivables under asset backed securities transactions, where the aggregated outstanding principal amount of the Issuer's transactions does not exceed 15 per cent. of consolidated total assets in any of the Issuer's financial years;

(d) von Forderungen im Rahmen von marktüblichen Sale-and-Lease-back-Transaktionen, soweit der ausstehende Kapitalbetrag der von der Emittentin durchgeführten Transaktionen in keinem ihrer Geschäftsjahre insgesamt 15 % der Konzernbilanzsumme übersteigt;

(d) of receivables under sale and leaseback transactions under normal commercial terms where the aggregated outstanding principal amount of the Issuer's transactions does not exceed 15 per cent. of consolidated total assets in any of the Issuer's financial years;

(e) von eigenen Aktien der Emittentin, für die der Marktwert erhalten wurde oder im Kontext einer Aktienoption, eines Pensionsplans oder der Ausgabe von Belegschaftsaktien an Mitarbeiter und leitende Angestellte der Emittentin oder einer ihrer Tochtergesellschaften;

(e) of treasury shares of the Issuer for which fair value is received or in the context of stock option, pension plan or incentives programmes for employees and directors of the Issuer or any of its Subsidiaries;

(f) von Vermögensgegenständen im Austausch gegen gleichwertige oder höherwertige Vermögensgegenstände;	(f) of assets in exchange for other assets which are comparable or superior as to type, value and quality
(g) die mit vorheriger schriftlicher Zustimmung der Gläubiger erfolgen;	(g) made with the prior written consent of the Noteholders;
(h) überflüssigen Vermögensgegenständen oder Liquidationswerten;	(h) of obsolete or surplus assets;
(i) von Geld und sonstigen Finanzmitteln, soweit dies nicht aufgrund anderer Regelung in diesen Anleihebedingungen verboten ist;	(i) of money or cash for purposes not otherwise prohibited by these Conditions of Issue;
(j) aufgrund gesetzlicher und/oder behördlicher Vorgaben oder Anordnungen;	(j) required by law or any governmental authority or agency;
(k) im Rahmen einer Sicherheitenbestellung, die gemäß § 2 (2) (Negativverpflichtung) zulässig ist;	(k) constituting Security permitted under § 2 (2) (Negative Pledge);

(l) deren Erlös (abzüglich branchenüblicher Transaktionskosten) im Rahmen des Gesellschaftszwecks reinvestiert wird oder zur Rückzahlung von Finanzverbindlichkeiten verwendet wird oder als Liquidität in der Gruppe verbleibt; und

(l) where the proceeds of such transfers or conveys (less customary transaction costs) are reinvested for the corporate purpose or used for repayment of Financial Indebtedness or remains within the Group as liquid funds; and

(m) von Vermögenswerten, deren Buchwert (oder, im Falle einer Veräußerung von Anteilen an einem Konzernmitglied, deren relativer Wert in Prozent der Konzernbilanzsumme, wie im jeweils letzten konsolidierten Konzernabschluss der Emittentin ausgewiesen), addiert mit dem Buchwert aller sonstigen veräußerten Vermögenswerte im laufenden Geschäftsjahr der Emittentin und in den beiden vorausgehenden Geschäftsjahren der Emittentin (ausgenommen jeweils nach Absatz (a) bis (f) zulässige Veräußerungen), 30 % der konsolidierten Konzernbilanzsumme der Emittentin (berechnet durch Bezugnahme auf den letzten geprüften Konzernabschluss der Emittentin) zum Zeitpunkt der relevanten Übereignung oder Übertragung nicht überschreitet.

(m) of assets whose book value (or, in the case of a disposal of shares in a Group member, the value of the shares to be sold as a percentage of the consolidated group assets as shown in the Issuer's most recent consolidated financial accounts), when aggregated with the book value of all other assets disposed of during the actual financial year and the two preceding financial years of the Issuer (other than any of those permitted under paragraphs (a) to (f)) does not exceed 30 per cent of the Issuer's consolidated total assets (calculated by reference to the most recent audited consolidated financial accounts of the issuer) at the time of the respective disposal or transfer.

§ 3 (Verzinsung, Verzugszinsen)	§ 3 (Interest, Default Interest)

(1) Zinssatz. Die Namensschuldverschreibungen werden ab dem 16. August 2022 (der „Ausgabetag”) (einschließlich) bis zum Fälligkeitstag (ausschließlich) mit jährlich 3,04 % per annum (der „Zinssatz”) verzinst.

(1) Rate of Interest. The Registered Notes bear interest from and including 16 August 2022 (the “Issue Date”) to and excluding the Maturity Date at the rate of 3.04 % per annum (the “Rate of Interest”).

(2) Zinszahlungstage. Die Zinsen sind jährlich nachträglich am 16. August eines jeden Jahres, erstmals am 16. August 2023, zu zahlen (jeweils ein „Zinszahlungstag”). Falls der Zinszahlungstag auf einen Tag fällt, der kein Geschäftstag ist, ist die Zahlung am unmittelbar darauf folgenden Geschäftstag zu leisten. Die Gläubiger sind nicht berechtigt, weitere Zinsen oder sonstige Zahlungen aufgrund dieser Verzögerung zu verlangen.

(2) Interest Payment Dates. Interest shall be paid annually in arrear on 16 August of each year, the first interest payment being due on 16 August 2023 (each such date an “Interest Payment Date”). If any Interest Payment Date falls on a day which is not a Business Day, the relevant payment will be made on the immediately following Business Day. The Noteholders shall not be entitled to demand additional interest or any other payments in respect of such delay.

(3) Zinstagequotient. Zinsen für einen Zeitraum von weniger als einem vollen Jahr werden auf der Grundlage der tatsächlich verstrichenen Tage geteilt durch die Anzahl der Tage (365 bzw. 366) im jeweiligen Jahr berechnet.

(3) Day Count Fraction. Interest for a period of less than one full year will be calculated on the basis of the actual number of days lapsed, divided by the number of days (365 or 366) in the respective year.

(4) Verzugszinsen. Werden irgendwelche nach diesen Anleihebedingungen zahlbaren Beträge bei Fälligkeit nicht gezahlt, tritt unabhängig von einer Mahnung Verzug ein. In diesem Fall wird der fällige und nicht gezahlte Kapitalbetrag mit den gesetzlichen Verzugszinsen verzinst.* Des Weiteren wird die Emittentin allen Gläubigern jeden aufgrund eines Verzugs bezüglich einer Zinszahlung entstandenen Schaden ersetzen.

(4) Default Interest. A default shall occur, irrespective of any reminder, if any amounts payable under this Conditions of Issue are not paid when due. Any due and unpaid amount of principal shall bear interest at the statutory default interest rate.* Furthermore, the Issuer will indemnify each Noteholder for any damages resulting from the default in paying any interest amounts when due.

* Der gesetzliche Verzugszinssatz beträgt für das Jahr fünf Prozentpunkte über dem von der Deutschen Bundesbank von Zeit zu Zeit veröffentlichten Basiszinssatz, §§ 288 (1), 247 (1) BGB.
*    The annual default interest rate established by law is five percentage points above the base interest rate published by the German Central Bank (Deutsche Bundesbank) from time to time, §§ 288 (1), 247 (1) German Civil Code (BGB).

§ 4 (Rückzahlung, Kontrollwechsel)	§ 4 (Redemption, Change of Control)
(1) Rückzahlung bei Fälligkeit. Die Namensschuldverschreibungen sind am 16. August 2035 (der „Fälligkeitstag”) zum Nennbetrag zurückzuzahlen.	(1) Redemption at Maturity. The Registered Notes shall be repayable at their nominal amount on 16 August 2035 (the “Maturity Date”).
Fällt der Fälligkeitstag nicht auf einen Geschäftstag, so ist der nächstfolgende Geschäftstag der Fälligkeitstag. Die Gläubiger sind nicht berechtigt, Zinsen oder sonstige Zahlungen aufgrund dieser Verspätung zu verlangen.	If the Maturity Date is not a Business Day, payment shall be made on the next succeeding Business Day. The Noteholders shall not be entitled to demand any interest or other payments on account of such delay.

(2) Rückzahlung im Falle eines Kontrollwechsels. Sofern ein Kontrollwechsel eingetreten ist, ist jeder Gläubiger berechtigt, die vom ihm gehaltenenen Namensschuldverschreibungen unter Einhaltung einer Kündigungsfrist von mindestens dreißig (30) Tagen durch schriftliche Mitteilung an die Emittentin (und Kopie an die Zahlstelle) (jeweils zum Vorzeitigen Rückzahlungsbetrag CoC zuzüglich bis zum vorzeitigen Rückzahlungstag aufgelaufener Zinsen) zu kündigen. Die Kündigung ist unwiderruflich und muss den vorzeitigen Rückzahlungstag ausweisen.

(2) Redemption in case of Change of Control. In the event a Change of Control has occurred, each Noteholder shall be entitled to terminate the respective aggregate amount in the Registered Notes held by it upon giving not less than thirty (30) days’ notice in writing to the Issuer (copy to the Paying Agent) at the Early Redemption Amount CoC together with interest accrued to the date fixed for prepayment. Such notice will be irrevocable and must specify the date fixed for prepayment.

„Kontrollwechsel” bezeichnet den Fall, dass, ohne dass hierzu die vorherige Zustimmung der betreffenden Gläubiger eingeholt wurde,	“Change of Control” means that, without the prior consent of the Noteholders,

(a) nach dem Ausgabetag (i) eine Person (mit Ausnahme von Stichting Preferente Aandelen Qiagen) mindestens 50% der Stimmrechte an der Emittentin hält (einschließlich der Stimmrechte, die die Person gemäß nachstehendem Punkt (b) erhält), oder
(ii) sich die Gegenstandsklausel der Satzung (doelomschrijving) von Stichting Preferente Aandelen Qiagen wesentlich gegenüber dem derzeitigen Wortlaut ändert, sofern zu diesem Zeitpunkt Stichting Preferente Aandelen Qiagen mindestens 50 % der Stimmrechte an der Emittentin hält (einschließlich der Stimmrechte, die diese Person gemäß nachstehendem Punkt (b) erhält),
(b) für die Zwecke von obigem Punkt (a) gilt, dass eine Person 50 % der Stimmrechte an der Emittentin hält, wenn sie oder eine oder mehrere ihrer Tochtergesellschaften - unabhängig davon, ob gemäß einem Vertrag mit anderen Stimmberechtigten (stemgerechtigden) oder anderweitig - allein oder gemeinsam mehr als 50 % der Stimmrechte in der Hauptversammlung (algemene vergadering) der Emittentin ausüben können.

(a) if at any time after the Issue Date (i) a person (other than Stichting Preferente Aandelen Qiagen) holds at least 50 per cent. of the voting rights in the Issuer (including voting rights attributed to such person pursuant to paragraph (b) below), or
(ii) the description in the objects clause in the articles (doelomschrijving) of Stichting Preferente Aandelen Qiagen is materially changed from the description as at the date hereof, if at that time Stichting Preferente Aandelen Qiagen holds at least 50 per cent. of the voting rights in the Issuer (including voting rights attributed to such person pursuant to paragraph (b) below),
(b) For the purpose of paragraph (a) above, a person shall be deemed to hold 50 per cent. of the voting rights in the Issuer if that person, or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote (stemgerechtigden) can, alone or together, exercise more than 50 per cent. of the voting rights in the general meeting of shareholders (algemene vergadering) of the Issuer.

„Vorzeitiger Rückzahlungsbetrag CoC” bezeichnet den Nennbetrag.	“Early Redemption Amount CoC ” means the nominal amount.

§ 5 (Steuern, vorzeitige Rückzahlung aus Steuergründen)	§ 5 (Taxes, early Redemption for taxation reasons)

(1) Quellensteuern. Sämtliche in Bezug auf die Namensschuldverschreibungen zu zahlenden Beträge sind ohne Einbehalt oder Abzug gegenwärtiger oder zukünftiger Steuern, Abgaben oder amtlicher Gebühren gleich welcher Art zu leisten, die von oder in der Relevanten Steuerjurisdiktion oder für deren Rechnung oder von oder für Rechnung einer dort zur Steuererhebung ermächtigten Gebietskörperschaft oder Behörde gegenüber der Emittentin an der Quelle auferlegt, erhoben oder eingezogen werden („Quellensteuern”), es sei denn, dieser Einbehalt oder Abzug ist gesetzlich vorgeschrieben. In diesem letzteren Fall wird die Emittentin diejenigen zusätzlichen Beträge an Kapital und Zinsen (die „Zusätzlichen Beträge") zahlen, die erforderlich sind, damit die den Gläubigern zufließenden Nettobeträge nach diesem Einbehalt oder Abzug jeweils den Beträgen entsprechen, die ohne einen solchen Einbehalt oder Abzug von den Gläubigern empfangen worden wären. Solche Zusätzlichen Beträge sind jedoch nicht zahlbar im Hinblick auf Steuern und Abgaben, die:

(1) Withholding Tax. All amounts payable in respect of the Registered Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges of whatever nature imposed, levied or collected with respect to the Issuer at the source in or on behalf of the Relevant Tax Jurisdiction or by or on behalf of any political subdivision or any authority therein having power to tax (“Withholding Taxes”), unless such withholding or deduction is required by law. In such latter event, the Issuer shall pay such additional amounts of principal and interest (the "Additional Amounts") as shall be necessary in order that the net amounts received by the Noteholders, after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable in the absence of such withholding or deduction. No such Additional Amounts shall be payable on account of any taxes or duties which:

(a)    von einer als Depotbank oder Inkassobeauftragter des Gläubigers handelnden Person oder sonst auf andere Weise zu entrichten sind als dadurch, dass die Emittentin von den von ihr zu leistenden Zahlungen von Kapital oder Zinsen einen Abzug oder Einbehalt vornimmt; oder

(a)    are payable by any person acting as custodian bank or collecting agent on behalf of a Noteholder, or otherwise in any manner which does not constitute a deduction or withholding by the Issuer from payments of principal or interest made by it, or

(b)    wegen einer gegenwärtigen oder früheren persönlichen oder geschäftlichen Beziehung des Gläubigers zu der Relevanten Steuerjurisdiktion zu zahlen sind, und nicht allein deshalb, weil Zahlungen auf die Namensschuldverschreibungen aus Quellen in der Relevanten Steuerjurisdiktion stammen (oder für Zwecke der Besteuerung so behandelt werden) oder dort besichert sind; oder

(b)    are payable by reason of the Noteholder having, or having had, some personal or business connection with the Relevant Tax Jurisdiction and not merely by reason of the fact that payments in respect of the Registered Notes are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the Relevant Tax Jurisdiction, or

(c)    aufgrund (i) einer Richtlinie oder Verordnung der Europäischen Union betreffend die Besteuerung von Zinserträgen oder (ii) einer zwischenstaatlichen Vereinbarung über deren Besteuerung, an der die Relevante Steuerjurisdiktion oder die Europäische Union beteiligt ist, oder (iii) einer gesetzlichen Vorschrift, die diese Richtlinie, Verordnung oder Vereinbarung umsetzt oder befolgt, abzuziehen oder einzubehalten sind; oder

(c)    are deducted or withheld pursuant to (i) any European Union Directive or Regulation concerning the taxation of interest income, or (ii) any international treaty or understanding relating to such taxation and to which the Relevant Tax Jurisdiction or the European Union is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding, or

(d) von einer Zahlstelle einbehalten oder abgezogen werden, wenn die Zahlung von einer anderen Zahlstelle ohne den Einbehalt oder Abzug hätte vorgenommen werden können; oder	(d) are deducted or withheld by a paying agent and such deduction or withholding could be avoided if payments could be made by another paying agent without such deduction or withholding, or

(e)    wegen einer Rechtsänderung zu zahlen sind, welche später als 30 Tage nach Fälligkeit der betreffenden Zahlung oder, wenn dies später erfolgt, ordnungsgemäßer Bereitstellung aller fälligen Beträge und einer diesbezüglichen Bekanntmachung gemäß § 13 wirksam wird.

(e)    are payable by reason of a change in law that becomes effective more than 30 days after the relevant payment becomes due, or is duly provided for and notice thereof is published in accordance with § 13, whichever occurs later.

„Relevante Steuerjurisdiktion” bezeichnet die Niederlande.	„Relevant Tax Jurisdiction” means The Netherlands.

(2) FATCA. Die Emittentin ist nicht verpflichtet, zusätzliche Beträge in Bezug auf einen Einbehalt oder Abzug von Beträgen zu zahlen, die gemäß Sections 1471 bis 1474 des U.S. Internal Revenue Code (in der jeweils geltenden Fassung oder gemäß Nachfolgebestimmungen), gemäß zwischenstaatlicher Abkommen, gemäß den in einer anderen Rechtsordnung in Zusammenhang mit diesen Bestimmungen erlassenen Durchführungsvorschriften oder gemäß mit dem U.S. Internal Revenue Service geschlossenen Verträgen von der Emittentin, der Zahlstelle oder einem anderen Beteiligten abgezogen oder einbehalten wurden ("FATCA-Steuerabzug") oder Gläubiger in Bezug auf einen FATCA-Steuerabzug schadlos zu halten.

(2) FATCA. In any event, the Issuer will not have any obligation to pay Additional Amounts deducted or withheld by the Issuer, the Paying Agent or any other party in relation to any withholding or deduction of any amounts required by the rules of U.S. Internal Revenue Code Sections 1471 through 1474 (or any amended or successor provisions), pursuant to any inter-governmental agreement, or implementing legislation adopted by another jurisdiction in connection with these provisions, or pursuant to any agreement with the U.S. Internal Revenue Service ("FATCA Withholding"), or to indemnify any Noteholder in relation to any FATCA Withholding.

(3) Benachrichtigung. Die Emittentin wird die Zahlstelle unverzüglich benachrichtigen, wenn sie zu irgendeiner Zeit gesetzlich verpflichtet ist, von aufgrund dieser Anleihebedingungen fälligen Zahlungen Abzüge oder Einbehalte vorzunehmen (oder wenn sich die Sätze oder die Berechnungsmethode solcher Abzüge oder Einbehalte ändern).

(3) Notification. The Issuer shall promptly notify the Paying Agent if it is legally obliged at any time to deduct or withhold any amounts from payments due under these Conditions of Issue (or if the amounts or method of determination for such deductions or withholdings should be changed).

(4) Kündigungsrecht. Falls infolge einer am oder nach dem Tag der Ausgabe dieser Namensschuldverschreibung wirksam werdenden Änderung oder Ergänzung der in der Relevanten Steuerjurisdiktion geltenden Rechtsvorschriften oder einer vor diesem Zeitpunkt nicht allgemein bekannten Anwendung oder amtlichen Auslegung solcher Rechtsvorschriften Quellensteuern auf die Zahlung von Kapital oder Zinsen nach diesen Anleihebedingungen anfallen oder anfallen werden und die Quellensteuern, sei es wegen der Verpflichtung zur Zahlung zusätzlicher Beträge gemäß Absatz (1) oder aus sonstigen Gründen, der Emittentin zur Last fallen, ist die Emittentin berechtigt, die gesamten Namensschuldverschreibungen des betreffenden Gläubigers (aber nicht nur einzelne davon) unter Einhaltung einer Kündigungsfrist von mindestens 30 Tagen jederzeit (dem „Vorzeitigen Rückzahlungstag”) zum Vorzeitigen Rückzahlungsbetrag zuzüglich bis zum Vorzeitigen Rückzahlungstag (ausschließlich) aufgelaufener Zinsen zurückzuzahlen. Eine solche Rückzahlung darf jedoch nicht früher als 90 Tage vor dem Zeitpunkt erfolgen, an dem die Emittentin erstmals Quellensteuern einbehalten oder zahlen müsste, falls eine Zahlung in Bezug auf diese Anleihebedingungen dann geleistet würde.

(4) Termination Right. If, as a result of any change in or amendment to the laws or regulations prevailing in the Relevant Tax Jurisdiction, which change or amendment becomes effective on or after the date of the Issue of the Registered Notes, or as a result of any application or official interpretation of such laws or regulations not generally known before that date, Withholding Taxes are or will be leviable on payments of principal or interest subject to these Conditions of Issue and, by reason of the obligation to pay Additional Amounts as provided in subparagraph (1) or otherwise, such Withholding Taxes are to be borne by the Issuer, the Issuer may prepay all Registered Notes of the relevant Noteholder (but not some only) at any time, by giving not less than 30 days' notice (the “Early Redemption Date”) at the Early Redemption Amount together with interest accrued to but excluding the Early Redemption Date, provided that no such prepayment shall be made earlier than 90 days prior to the earliest date on which the Issuer would be obliged to withhold or pay Withholding Taxes were a payment in respect of this Conditions of Issue then made.

„Vorzeitiger Rückzahlungsbetrag” bezeichnet den Nennbetrag.	“Early Redemption Amount” means the nominal amount.

(5) Form der Kündigung. Die Benachrichtigung über eine vorzeitige Rückzahlung gemäß Absatz (4) erfolgt schriftlich gegenüber der Zahlstelle mit gleichzeitiger Wirkung für alle betroffenen Gläubiger. Sie ist unwiderruflich und muss den Rückzahlungstermin sowie in zusammenfassender Form die Tatsachen angeben, die das Kündigungsrecht begründen. Die Zahlstelle wird die Zessionare, von denen sie zu dem Zeitpunkt Kenntnis hat, über eine solche Bekanntmachung einer vorzeitigen Rückzahlung unverzüglich unterrichten.

(5) Form of Prepayment Notice. Any such notice of prepayment referred to in subparagraph (4) shall be given in writing and shall be addressed to the Paying Agent with simultaneous effect for all concerned Noteholders. It shall be irrevocable, must specify the date fixed for prepayment and must set forth a statement in summary form of the facts constituting the basis for the termination right. The Paying Agent undertakes promptly to inform the Assignees as for the time being have been notified to it about such notice of prepayment

Zur Klarstellung: die Abgeltungssteuer und die Zinsertragssteuer sind keine Quellensteuern im Sinne der obigen Bestimmung.	For the avoidance of doubt: the German flat rate interest tax (Abgeltungssteuer and Zinsertragssteuer) do not constitute withholding taxes within the meaning of the above provision.

§ 6 (Außerordentliche Kündigung)	§ 6 (Events of Default)

(1)     Kündigungsgründe. Jeder Gläubiger ist berechtigt, seine Namensschuldverschreibung aus wichtigem Grund zu kündigen und deren sofortige Rückzahlung zu ihrem Nennbetrag zuzüglich etwaiger bis zum Tage der Rückzahlung aufgelaufener Zinsen zu verlangen. Ein wichtiger Grund liegt insbesondere in den folgenden Fällen vor:

(1) Events of Default. Each Noteholder shall be entitled to terminate his Registered Notes with good cause and demand immediate redemption thereof at its principal amount together with accrued interest (if any) to the date of repayment. Such good cause shall in particular be constituted by any of the following:

(a) Nichtzahlung. Die Emittentin zahlt Kapital oder Zinsen nicht innerhalb von 5 Geschäftstagen nach dem betreffenden Fälligkeitstag; oder	(a) Non-Payment. The Issuer fails to pay principal or interest within 5 Business Days from the relevant due date; or

(b)    Verletzung einer sonstigen Verpflichtung. Die Emittentin erfüllt irgendeine andere wesentliche Verpflichtung aus den Namensschuldverschreibungen nicht ordnungsgemäß und die Erfüllung ist entweder nicht nachholbar oder wird nicht innerhalb von 15 Geschäftstagen nachdem die Emittentin eine schriftliche Benachrichtigung hierüber eines Gläubigers entsprechend § 13 erhalten hat nachgeholt; oder

(b)    Breach of other Obligation. The Issuer fails to duly perform any other material obligation arising from the Registered Notes and such failure is either not capable of remedy or is not remedied within 15 Business Days after the Issuer has received a notice thereof from a Noteholder in accordance with § 13; or

(c)    Drittverzugsklausel. (i) Finanzverbindlichkeiten der Emittentin und/oder einer ihrer Wesentlichen Tochtergesellschaften über insgesamt mehr als USD 30 Mio. werden bei Fälligkeit oder nach Ablauf einer in den Bedingungen des betreffenden Instruments dieser Finanzverbindlichkeiten enthaltenen Nachfrist nicht gezahlt, oder (ii) eine Finanzverbindlichkeit der Emittentin oder einer ihrer Wesentlichen Tochtergesellschaften, deren Gesamtbetrag USD 30 Mio. überschreitet, wird vorzeitig fällig gestellt oder auf andere Weise vor ihrer eigentlich bestimmten Fälligkeit auf Grund eines wie auch immer bezeichneten Kündigungsgrundes vorzeitig fällig, oder

(c)    Cross-Default. (i) Financial Indebtedness of the Issuer and/or of any of its Principal Subsidiaries, the aggregate amount of which exceeds USD 30 million, is not paid when due or after the end of any grace period contained in the terms of the relevant Financial Indebtedness instrument, or (ii) any Financial Indebtedness of the Issuer or of any of its Principal Subsidiaries, the aggregate amount of which exceeds USD 30 million, is declared or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(d)    Zahlungseinstellung. die Emittentin oder eine ihrer Wesentlichen Tochtergesellschaften ist zahlungsunfähig oder räumt ein, zahlungsunfähig zu sein, stellt ihre Zahlungen für Verbindlichkeiten ein oder beginnt aufgrund von tatsächlichen oder erwarteten finanziellen Schwierigkeiten Verhandlungen mit einem oder mehreren ihrer Gläubiger im Hinblick auf eine generelle Neuordnung oder Umschuldung ihrer Verbindlichkeiten oder schließt eine Abtretung oder einen Vergleich zugunsten ihrer Gläubiger ab, oder

(d)    Payment Moratorium. the Issuer or any of its Principal Subsidiaries is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes an assignment for the benefit of or a composition with its creditors; or

(e)    Insolvenz. ein zuständiges Gericht eröffnet ein Insolvenzverfahren über das Vermögen der Emittentin oder einer Wesentlichen Tochtergesellschaft, leitet ein solches Verfahren ein und dieses wird nicht innerhalb von sechzig (60) Tagen aufgehoben oder ausgesetzt oder die Emittentin oder die Wesentliche Tochtergesellschaft beantragt die Eröffnung eines solchen Verfahrens oder leitet dies ein, oder

(e)    Insolvency. a competent court opens insolvency proceedings against the Issuer's or a Principal Subsidiaries' assets, such proceedings are instituted but not discharged or stayed within sixty (60) days, or the Issuer or the Principal Subsidiary applies for or institutes such proceedings; or

(f)    Einstellung der Geschäftstätigkeit. die Emittentin oder eine ihrer Wesentlichen Tochtergesellschaften stellt ihre Geschäftstätigkeit ganz oder im Wesentlichen ein, sofern diese nicht auf eine andere Tochtergesellschaft der Emittentin übertragen wird, oder

(f)    Cessation of Business. the Issuer or any Principal Subsidiary ceases its business operations in whole or in material parts thereof unless such business is transferred to another Subsidiary of the Issuer; or

(g) Liquidation. die Emittentin oder eine Wesentliche Tochtergesellschaft tritt in Liquidation, es sei denn, es handelt sich um eine freiwillige Liquidation, oder	(g) Liquidation. the Issuer or a Principal Subsidiary goes into liquidation other than a voluntary liquidation; or

(h)    Zwangsvollstreckungsmaßnahmen. Zwangsvollstreckungsmaßnahmen in das Vermögen der Emittentin oder einer Wesentlichen Tochtergesellschaft, sofern der Wert der Forderungen, wegen der die Zwangsvollstreckung betrieben wird, insgesamt mindestens USD 5.000.000,- (oder entsprechendem Gegenwert in einer anderen Währung) beträgt und diese nicht binnen zwanzig (20) Bankarbeitstagen aufgehoben oder in Treu und Glauben angefochten werden, oder

(h)    Security measures. Enforcement measures are initiated against the Borrower or any other member of the Group, provided that such measures are in respect of indebtedness aggregating more than USD 5.000.000,- (or the equivalent in another currency) and are not discharged within 20 Business Days; or

(i)    Verschmelzung. eine Verschmelzung der Emittentin auf einen anderen Rechtsträger oder eine Übertragung sämtlicher oder im Wesentlichen sämtlicher Vermögenswerte auf einen anderen Rechtsträger findet statt, es sei denn, dass (i) dieser andere Rechtsträger, ein Unternehmen mit Sitz in einem Mitgliedstaat der Europäischen Union oder im Vereinigten Königreich, der Schweiz oder den Vereinigten Staaten von Amerika ist, welches aufgrund einer Vereinbarung oder kraft Gesetz sämtliche Verpflichtungen der Emittentin aus diesen Namensschuldverschreibungen übernommen hat, und (ii) die wirtschaftliche oder finanzielle Lage dieses anderen Rechtsträgers nicht schlechter ist, als die der Emittentin zum Zeitpunkt des Eintritts dieses Ereignisses, oder

(i)    Merger. the Issuer is merged into another entity or all or substantially all of its assets are conveyed or transferred to another entity, unless (i) the entity is a corporation domiciled in a member state of the European Union, the United Kingdom, Switzerland or the United States of America which assumes all obligations of the Issuer under these Registered Notes either by an agreement or by operation of law, and (ii) the economic and financial situation of such entity is not less sound than that of the Issuer at the time of the occurrence of such event; or

(j) Wesentliche Nachteilige Änderung. eine Wesentliche Nachteilige Änderung ist eingetreten.	(j) Material Adverse Change. a Material Adverse Change has occurred.
(2) Form der Kündigung. Kündigungen müssen schriftlich erfolgen und sind der Emittentin über die Zahlstelle zuzuleiten.	(2) Form of Termination Notice. Any notice of termination must be made in writing and sent to the Issuer through the Paying Agent.

(3) Vorfälligkeitsentschädigung. Falls die Namensschuldverschreibungen aus einem der in Absatz (1) genannten Gründe ganz oder teilweise vorzeitig zurückgezahlt werden, wird die Emittentin den betreffenden Gläubigern denjenigen Schaden (einschließlich angemessener Kosten und Auslagen und einschließlich des Schadens aus etwaigen Verlusten bei einer Wiederanlage („Reinvestitionsschaden“) ersetzen, der den betreffenden Gläubigern aus der vorzeitigen Rückzahlung entsteht. Die Emittentin wird die Vorfälligkeitsentschädigung auf der Basis einer vom betreffenden Gläubiger erstellten Berechnung und Dokumentation zahlen.

(3) Prepayment Compensation. If the Registered Notes are prepaid in whole or in part for any of the reasons referred to in subparagraph (1), the Issuer shall indemnify the relevant Noteholders for the damage (including all reasonable costs and expenses and the losses from any refinancing (“Reinvestment Loss”) incurred by them as a result of such prepayment. The Issuer will pay the damage following receipt of a calculation and documentation received from the Nrespective Noteholder.

„Reinvestitionsschaden“ bezeichnet im Falle einer positiven Zahl, die Summe der am Bestimmungstag für den vorzeitigen Rückzahlungstag berechneten Barwerte des Überschusses von (i) den Zinsen, die auf die Namensschuldverschreibung für die vorgesehene Restlaufzeit an den vorgesehenen Zinszahltagen zahlbar gewesen wären, über (ii) den Zinsen, die auf die Namensschuldverschreibungen zahlbar wären, wenn der Zinssatz B + 0,20 % per annum (der „Wiederanlagesatz“) betrüge. Die Barwerte werden auf der Basis des Wiederanlagesatzes berechnet.

“Reinvestment Loss” means in case such figure is positive, the sum of the present values, calculated on the Determination Date for the early redemption date, of the excess of (i) the amounts of interest that would have been payable on the Registered Notes for the remainder of its scheduled term on the scheduled Interest Payment Dates over (ii) the amounts of interest that would be so payable on the Registered Notes if the Rate of Interest were B + 0.20 % per annum (the “Replacement Rate”). The present values shall be determined on the basis of the Replacement Rate.

„Bestimmungstag“ bezeichnet den fünften Geschäftstag vor dem Vorzeitigen Rückzahlungstag.	“Determination Date” means the fifth Business Day prior to the Early Redemption Date.

„B“ bezeichnet die durchschnittliche Rendite der im Sekundärmarkt gehandelten Anleihen der Bundesrepublik Deutschland mit einer Restlaufzeit, die dem Zeitraum zwischen vorzeitiger Rückzahlung der Namensschuldverschreibungen und der vorgesehenen Fälligkeit vergleichbar ist, interpoliert wenn nötig.

“B” means the average yield of bonds issued by the Federal Republic of Germany traded in the secondary markets and having a remaining lifetime comparable to the period from the prepayment date of the Registered Notes to its scheduled maturity date, interpolated if necessary.

§ 7 (Zahlungen)	§ 7 (Payments)

(1)     Zahlung. Die Emittentin wird sämtliche unter diesen Anleihebedingungen fälligen Beträge gemäß den Bestimmungen der separat abgeschlossenen Zahlstellenvereinbarung auf einem Konto der Zahlstelle anschaffen. Aus den derart zur Verfügung gestellten Mitteln wird die Zahlstelle Kapital und Zinsen sowie etwa sonst fällige Beträge an die ordnungsgemäß im Register eingetragenen Gläubiger nach Vorlage der Urkunde zahlen.

(1) Payments. The Issuer shall make available all amounts due under these Conditions of Issue in an account of the Paying Agent as specified in the separately agreed paying agency agreement. From the funds so provided, the Paying Agent shall pay against presentation of the Certificate principal and interest, as well as any further amounts due, to the Noteholders duly registered in the Register.

(2)     Erfüllung. Ungeachtet der Tatsache, dass alle Zahlungen während der gesamten Laufzeit der Namensschuldverschreibungen ausschließlich über die Zahlstelle erfolgen, befreit, wenn und soweit der Emittentin die Abtretung an einen Zessionar mindestens 10 Geschäftstage vor dem betreffenden Zahlungstermin angezeigt wird, erst die Zahlung der fälligen Beträge an diesen Zessionar oder eine von ihm bezeichnete Bank oder andere Institution die Emittentin von ihren jeweiligen Verpflichtungen.

(2) Discharge of Obligations. Regardless of the fact that all payments during the full term of the Registered Notes shall be effected exclusively through the Paying Agent, only the payment to the relevant assignee or to a bank or other institution designated by such assignee shall release the Issuer from its respective obligations, if and to the extent that the Issuer has received notification of the assignment to such assignee at least 10 Business Days before the relevant payment date.

(3) Anrechnung. Zahlungen der Emittentin werden in der in § 367 (1) BGB vorgesehenen Reihenfolge auf die fälligen Beträge angerechnet (zunächst auf die Kosten, dann auf Zinsen und zuletzt auf das Kapital). Sollten im Fall von Teilabtretungen die Zahlungen der Emittentin nicht ausreichen, um einen bestimmten fälligen Betrag vollständig zu tilgen, werden die Zahlungen der Emittentin pro rata auf die Gläubiger verteilt.

(3) Application of Payments. Payments by the Issuer shall be applied in the sequence provided for in § 367 (1) of the German Civil Code (BGB) to the amounts falling due (first to the costs, then to interest and finally to the principal). If, in the event of partial assignments, the payments by the Issuer are not sufficient to fully redeem any given amount due, the payments of the Issuer shall be distributed among the Noteholders on a pro rata basis.

(4) Abtretungen ohne Stückzinsen. Im Fall von Zinszahlungen und soweit während einer Zinsperiode eine oder mehrere Abtretungen erfolgt sind und keine übereinstimmende Mitteilung aller Gläubiger an die Zahlstelle erfolgt, dass die Abtretungen gegen Zahlung von Stückzinsen erfolgt sind, erfolgt die Auszahlung des gesamten von der Emittentin unter Absatz (1) erhaltenen Zinsbetrags durch die Zahlstelle zeitanteilig an die Gläubiger unter Berücksichtigung der Zeiträume während einer Zinsperiode, während der ein betreffender Gläubiger Berechtigter unter den Namensschuldverschreibungen war.

(4) Assignments without Accrued Interest. In the event of interest payments and if assignments were effected during an interest period and if the Paying Agent has not received a notice from all Noteholders that the assignments were made against payment of accrued interest, the Paying Agent will pay any amounts received from the Issuer on account of interest pursuant to subparagraph (1) above pro rata temporis to the relevant Noteholders giving effect to the actual period during which any Noteholders were entitled under the Registered Notes.

§ 8 (Gegenforderungen)	§ 8 (Counterclaims)

Die Emittentin kann gegenüber Forderungen eines Gläubigers nur aufrechnen, wenn die Forderungen gegen den betreffenden Gläubiger unbestritten oder rechtskräftig festgestellt sind. Solange und soweit Namensschuldverschreibungen (i) an ein Versicherungsunternehmen abgetreten wurden und zum Sicherungsvermögen im Sinne von § 125 Versicherungsaufsichtsgesetz gehören oder (ii) an eine Bank abgetreten wurden und zu einer aufgrund inländischer gesetzlicher Vorschriften gebildeten Deckungsmasse einer Bank gehören oder (iii) an ein deutsches Versorgungswerk abgetreten wurden, verzichtet die Emittentin im Hinblick auf Forderungen im Zusammenhang mit den Namensschuldverschreibungen, auch im Falle der Insolvenz, auf jede Aufrechnung sowie die Ausübung von Pfandrechten, Zurückbehaltungsrechten und sonstigen Rechten, durch welche die Forderungen der Gläubiger aus den Namensschuldverschreibungen beeinträchtigt werden können.

The Issuer shall only be entitled to set off claims of any Noteholder where the claims against such Noteholder are unchallenged or have been recognized by a final judgement. To the extent that the Registered Notes is assigned to (i) an insurance company and belong to the committed assets (Sicherungsvermögen) in accordance with § 125 of the German Insurance Supervisory Act (Versicherungsaufsichtsgesetz) or (ii) to a bank and belong to the committed assets of a bank under any domestic covered bond legislation or (iii) to a German professional pension fund (Versorgungswerk), the Issuer waives any right of set-off against the claims under the Registered Note; also in the event of any insolvency, as well as the exercise of any right of pledge, right of retention or other rights which could adversely affect the claims under the Registered Notes.

§ 9 (Abtretungen)	§ 9 (Assignments)

(1) Abtretung. Jeder Gläubiger ist berechtigt, die Namensschuldverschreibungen ohne Zustimmung der Emittentin an einen Zulässigen Zessionar und mit Zustimmung der Emittentin an jede sonstige Person (jeweils ein „Zessionar”) abzutreten. Die Abtretung kann nur in Beträgen von EUR 1.000.000 oder höheren Beträgen erfolgen.

(1) Assignment. Each Noteholder may transfer the Registered Notes by assignment without prior consent of the Issuer to a Permitted Assignee and with prior consent of the Issuer to each other person (each an “Assignee”). Assignments can only be made in an amount of EUR 1,000,000 or higher amounts.

„Zulässiger Zessionar” bezeichnet:	“Permitted Assignee” means:

(i)     Kreditinstitute, private und öffentlich-rechtliche Versicherungsunternehmen, Kapitalanlagegesellschaften, Investmentaktiengesellschaften sowie Investmentgesellschaften und von diesen beauftragte Verwaltungsgesellschaften, Pensionsfonds und ihre Verwaltungsgesellschaften; die vorstehend genannten Personen müssen jeweils einer staatlichen Finanzaufsicht, Bankaufsicht oder Versicherungsaufsicht unterliegen; sowie

(i)     Credit institutions, insurance undertakings under private or public law, mutual funds, investment stock companies and investment companies and administrators assigned by them, pension funds and their administrators; the aforementioned persons have to be subject to comprehensive public financial, banking or insurance supervision; as well as

(ii)     Zentralbanken, internationale und supranationale Institutionen wie die Europäische Zentralbank, die Europäische Investitionsbank, andere vergleichbare internationale Organisationen und die KfW oder berufsständische Versorgungswerke (einschließlich kirchlicher Versorgungswerke);

(ii)     Central banks, international and supranational institutions such as the European Central Bank, the European Investment Bank, other comparable international organisations and the KfW or professional pension funds (including church pension funds);

wobei alle unter (i) und (ii) genannten Personen jeweils in einem Mitgliedsstaat des Europäischen Wirtschaftsraums, dem vereinigten Königsreich oder der Schweiz ansässig sein müssen.	whereas all institutions mentioned under (i) and (ii) above must be based or having their registered office in a member state of the European Economic Area, the United Kingdom or Switzerland.

(2) Form der Abtretung. Jede Abtretung bedarf der Schriftform und hat im Wesentlichen dem diesen Anleihebedingungen als Anhang 1 beigefügtem Muster einer Abtretungsvereinbarung zu entsprechen. Den Zessionaren stehen, sofern in diesen Anleihebedingungen nichts anders bestimmt ist, die gleichen Rechte und Ansprüche zu, die sich für den Ursprünglichen Gläubiger aus den Namensschuldverschreibungen ergeben, einschließlich von Kündigungsrechten. Die Anzeige der Abtretung gegenüber der Emittentin im Sinne von § 409 BGB erfolgt durch Übermittlung der unterzeichneten Abtretungsvereinbarung an die von der Emittentin bestellte Zahlstelle. Die unter diesem § 9 (2) genannten Voraussetzungen für eine Abtretung gelten nicht, wenn die Abtretung an eine Notenbank des Eurosystems zu Zwecken der Besicherung erfolgt. In solch einem Fall unterliegt die Wirksamkeit der Abtretung zu Sicherungszwecken ausdrücklich keinen formalen Anforderungen und keiner Anzeigepflicht.

(2) Form of Assignment. Any assignment must be made in writing and should substantially be in accordance with the form of assignment agreement attached hereto as Annex 1. The assignees shall have the same rights and titles under the Registered Notes as the Initial Noteholder, except as otherwise stated herein, including any early redemption rights. The notification of the assignment to the Issuer under § 409 of the German Civil Code (BGB) shall be made by submitting the executed assignment agreement to the Paying Agent appointed by the Issuer. The requirements for an assignment referred to in this § 9 (2) shall not apply where the assignment is made for security purposes to a central bank of issue within the Eurosystem. In such case, the validity of the assignment for security purposes is expressly not subject to any formal requirements or notification duties.

§ 10 (Zahl- und Registerstellendienste)	§ 10 (Paying Agency and Registrar Services)

(1) Pflichten der Zahlstelle und Registerstelle. Die Deutsche Bank Aktiengesellschaft übernimmt für die Emittentin die Funktionen einer Zahlstelle und Registerstelle (in diesem Zusammenhang die „Zahlstelle” oder die „Registerstelle”). Die Zahlstelle handelt ausschließlich als Erfüllungsgehilfin der Emittentin und übernimmt keinerlei Verpflichtungen gegenüber den Gläubigern und es wird kein Auftrags- oder Treuhandverhältnis zwischen ihr und den Gläubigern begründet. Die Pflichten der Zahlstelle und Registerstelle ergeben sich aus den Bestimmungen dieser Anleihebedingungen und aus den Bestimmungen der separat abgeschlossenen Zahlstellenvereinbarung. Insbesondere wird die Zahlstelle die von der Emittentin erbrachten Zahlungen an Kapital und Zinsen an die ihr bis spätestens 10 Geschäftstage vor dem Zahlungstermin bekannt gemachten jeweiligen Gläubiger weiterleiten sowie die Eintragungen in das Register vornehmen. Weiterhin wird die Zahlstelle etwaige Mitteilungen der Emittentin oder der Gläubiger an die jeweils andere Partei weiterleiten.

(1) Duties of the Paying Agent and Registrar. Deutsche Bank Aktiengesellschaft shall perform the functions of a paying agent and registrar on behalf of the Issuer (in this context, the “Paying Agent” or the “Registrar”). The Paying Agent acts solely as the agent of the Issuer and does not assume any obligations towards or relationship of agency or trust for any Noteholder. The duties of the Paying Agent and Registrar shall be determined by these Conditions of Issue and by the separately agreed agency agreement. The Paying Agent shall in particular pass on to the particular Noteholders notified to it at least 10 Business Days prior to the payment date any payments of principal and interest made by the Issuer and shall effect any entries into the registry. The Paying Agent shall also forward any communications sent by the Issuer or the Noteholders to the relevant other party.

(2) Sorgfaltsstandard. Die Zahlstelle bzw. die Registerstelle haftet bei der Ausführung ihrer Aufgaben für die Sorgfalt eines ordentlichen Kaufmanns. Die Zahlstelle bzw. die Registerstelle übernimmt keine Gewähr für die an die Emittentin oder Gläubiger weitergeleiteten Informationen oder Mitteilungen oder die rechtzeitige Geltendmachung jeglicher Rechte der Emittentin oder der Gläubiger. In Bezug auf jegliche Haftung für eine Vertragsverletzung, einschließlich etwaiger Schadensminderungspflichten, finden die deutschen gesetzlichen Bestimmungen Anwendung.

(2) Standard of Care. The Paying Agent and the Registrar shall be responsible for the due care of a proper merchant for the performance of its duties. The Paying Agent and the Registrar assume nor responsibility for any information or communication it has passed on to the Issuer or the Noteholders or for the timely exercise of any rights of the Issuer or the Noteholders. For any liability for breach of contract the provisions of German statutory law shall apply, including any duties to mitigate damages.

§ 11 (Stempelsteuern, Kosten)	§ 11 (Stamp Duties, Expenses)
Die Emittentin trägt sämtliche Stempelsteuern und Dokumentensteuern, welche im Zusammenhang mit der Ausfertigung oder Unterzeichnung der Namensschuldverschreibung oder der Ausführung von Zahlungen zahlbar werden. Im Fall einer von der Emittentin veranlassten Änderung der Bedingungen der Namensschuldverschreibungen oder einer Stundung oder eines Verzichts eines Gläubiges übernimmt die Emittentin alle dadurch in angemessener Weise entstandenen Kosten.	The Issuer shall bear all stamp duties or document taxes that arise as a result of the execution or delivery of the Registered Notes or the execution of any payments. The Issuer shall bear all costs that arise reasonably as a result of a change of the terms of the Registered Notes requested by the Issuer or a waiver or consent to deferral of any Noteholder.

§ 12 (Informationspflichten)	§ 12 (Information Obligations)

(1) Übersendung von Dokumenten. Die Emittentin wird die Gläubiger während der Laufzeit der Namensschuldverschreibungen über ihre finanzielle Situation und die Entwicklung ihres Geschäfts informieren. Dieses erfolgt durch die Übersendung des jeweils aktuellen, von unabhängigen Wirtschaftsprüfern geprüften und testierten Jahresabschlusses und, falls vorhanden, Konzernabschlusses der Emittentin sowie etwaiger veröffentlichter Zwischenberichte. Die Übersendung dieser Dokumente an die Gläubiger erfolgt innerhalb von 30 Tagen nach der Veröffentlichung bzw. 60 Tage nach Fertigstellung des betreffenden Abschlusses oder Berichts, spätestens jedoch 180 Tage nach dem Ende des betreffenden Geschäftsjahres der Emittentin elektronisch oder in ausreichender Anzahl über die Zahlstelle. Eine Übersendung ist nicht erforderlich, wenn die genannten Dokumente frei auf einer den Gläubigern bekannten Internetseite verfügbar sind.

(1) Submission of Documents. During the term of the Registered Notes, the Issuer shall inform the Noteholders about its financial situation and the development of its business. Such information shall be effected by submission of the most recent annual accounts, audited by independent auditors and, if available, consolidated accounts of the Issuer and any published interim reports. Such documents shall be submitted to the Noteholders through the Paying Agent electronically or in sufficient quantities no later than 30 days after the publication or 60 days after the completion of the relevant account or report, but in any event no later than 180 days after the relevant financial year of the Issuer. To the extent such accounts and reports are freely available on an internet website of which the Noteholders are aware any physical submission is not necessary.

(2) Informationspflicht. Die Emittentin wird die Gläubiger über die Zahlstelle unverzüglich und unaufgefordert informieren, falls ein Ereignis eingetreten ist oder einzutreten droht, das die Gläubiger sofort, nach Ablauf einer Frist oder Abgabe einer Mahnung zu einer Kündigung der Namensschuldverschreibungen berechtigen würde. Eine Information erfolgt auch über alle Umstände, die wesentliche nachteilige Auswirkungen auf die Fähigkeit der Emittentin, ihren Verpflichtungen unter diesen Namensschuldverschreibungen nachzukommen, haben könnten. Weiter wird die Emittentin auf jederzeit mögliches, begründetes Verlangen eines Gläubigers im Rahmen des gesetzlich Zulässigen über ihre wirtschaftliche Lage und den Jahresabschluss Auskunft erteilen.

(2) Information Duty. The Issuer shall promptly and without any further request inform the Noteholders through the Paying Agent of any event that has occurred or is imminent that would entitle the Noteholders to terminate the Registered Notes immediately, upon the expiration of a grace period or following a reminder. Information shall also be made about all circumstances that may have a material adverse effect on the ability of the Issuer to meet its obligations under the Registered Notes. Furthermore, the Issuer shall, to the extent legally permissible, provide at any time information about its economic situation and annual accounts upon any Noteholder’s reasonable request.

(3) Weitergabe von Informationen. Die Gläubiger sind berechtigt, Informationen über die Emittentin zum Zwecke der Weiterveräußerung und Abtretung der Namensschuldverschreibungen an etwaige Erwerber weiterzugeben.
(3) Passing on Information. The Noteholders shall be entitled to pass on information relating to the Issuer for the purpose of reselling or assigning the Registered Notes to possible purchasers.

§ 13 (Mitteilungen)	§ 13 (Notices)
Vorbehaltlich einer schriftlich oder elektronisch mitgeteilten Anschriftenänderung erfolgen alle Mitteilungen wie folgt:	Subject to any changes notified in writing or electronically the following shall apply to any communications:
(a) Alle Mitteilungen von Gläubigern zur Weiterleitung an die Emittentin (einschließlich Anzeige von Abtretungen oder Kündigungen) und alle Mitteilungen der Emittentin für die Gläubiger:	(a) All communications of Noteholders to be passed on to the Issuer (including notifications of assignment or termination) and all communications of the Issuer for Noteholders:

Deutsche Bank Aktiengesellschaft
COO Global Markets Operations
Schuldschein Operations
Mainzer Landstraße 11-17
60329 Frankfurt am Main
Tel.:     +49 69 910 31441
Fax:     +49 69 910 41325
E-Mail:    GTO-FFT.SDO@db.com
Deutsche Bank Aktiengesellschaft COO Global Markets Operations Schuldschein Operations Mainzer Landstraße 11-17 60329 Frankfurt am Main Tel.: +49 69 910 31441 Fax: +49 69 910 41325 Email: GTO-FFT.SDO@db.com
(b) Kontaktangaben der Emittentin für die Weiterleitung von Mitteilungen:	(b) Contact details of the Issuer for forwarded communications:
QIAGEN N.V. z. Hd. v. Leiter Global Treasury Hulsterweg 82 5912 PL Venlo The Netherlands Tel.: + 31 77 3556644 Fax: + 31 77 3556640 E-Mail: global.treasury@qiagen.com	QIAGEN N.V. Attention: Head of Global Treasury Hulsterweg 82 5912 PL Venlo The Netherlands Phone: + 31 77 3556644 Facsimile: +31 77 3556640 Email: global.treasury@qiagen.com

§ 14 (Verjährungsfrist)	§ 14 (Prescription Period)
Die Verpflichtungen der Emittentin zur Zahlung von Kapital und Zinsen auf die Namensschuldverschreibungen verjähren (i) in Bezug auf Kapital nach Ablauf von 10 Jahren nach dem Zahlungstermin für Kapitalbeträge und (ii) in Bezug auf Zinsen nach Ablauf von 4 Jahren nach dem Zahlungstermin für Zinsbeträge.
The obligations of the Issuer to pay principal and interest upon the Registered Notes shall expire (i) with regard to principal after the expiration of 10 years after the payment date for the payment of principal and (ii) with regard to interest after the expiration of 4 years after the payment date for the payment of interest.

§ 15 (Schlussbestimmungen)	§ 15 (Final Provisions)

(1) Anwendbares Recht. Form und Inhalt dieser Anleihebedingungen und die sich daraus ergebenden Rechte und Pflichten bestimmen sich in jeder Hinsicht nach deutschem Recht.	(1) Governing Law. These Conditions of Issue, both as to form and content, and the rights and duties arising therefrom shall in all respects be governed by German law.

(2) Gerichtsstand und Erfüllungsort. Gerichtsstand ist Frankfurt am Main. Die Gläubiger können ihre Ansprüche jedoch auch vor Gerichten in jedem anderen Land, in dem Vermögenswerte der Emittentin belegen sind, geltend machen. Erfüllungsort ist Frankfurt am Main.

(2) Place of Jurisdiction and Place of Performance. The place of jurisdiction shall be Frankfurt am Main. The Noteholders may, however, also pursue their claims before courts in any other country in which assets of the Issuer, as the case may be, are located. The place of performance shall be Frankfurt am Main.

(3) Schriftform. Jede Änderung dieser Anleihebedingungen sowie jeder Verzicht auf das Schriftformerfordernis bedarf zur Wirksamkeit der Schriftform.	(3) Written Form. Any amendment to these Conditions of Issue and also any waiver of the requirement of written form shall be valid only if made in writing.

(4) Salvatorische Klausel. Sollten irgendwelche Bestimmungen dieser Anleihebedingungen ganz oder teilweise rechtsunwirksam sein oder werden, so bleiben die anderen Bestimmungen dieser Anleihebedingungen in Kraft. Unwirksame Bestimmungen sind dem Sinn und Zweck dieser Anleihebedingungen entsprechend durch wirksame Bestimmungen zu ersetzen, die in ihrer wirtschaftlichen Auswirkung denjenigen der unwirksamen Bestimmungen so nahe kommen, wie rechtlich möglich. Entsprechendes gilt für ergänzungsbedürftige Lücken.

(4) Partial Invalidity. Should any of the provisions of the Conditions of Issue be or become invalid, in whole or in part, the other provisions of the Conditions of Issue shall remain in force. Invalid provisions shall, according to the intent and purpose of the Conditions of Issue, be replaced by such valid provisions the economic effect of which is as close as legally possible to that of the invalid provisions. The same applies to any gaps for which supplemental clauses would be required.

(5) Verbindliche Sprache. Die Fassung in deutscher Sprache ist verbindlich und der englische Text ist eine unverbindliche Übersetzung.	(5) Binding Language. The German language version is binding and the English language text is a non-binding translation.

(6) Zustellungsbevollmächtigter. Für alle Rechtsstreitigkeiten, die sich aus oder in Verbindung mit den Namensschuldverschreibungen ergeben, bestellt die Emittentin unwiderruflich QIAGEN GmbH, QIAGEN Strasse 1, 40724 Hilden, zu ihrem Zustellungsbevollmächtigten in Deutschland.

(6) Process Agent. For all legal disputes arising under or in connection with the Registered Notes the Issuer irrevocably appoints QIAGEN GmbH, QIAGEN Strasse 1, 40724 Hilden, Germany as authorized agent for accepting service of process in Germany.

§ 16 (Erklärung gemäß dem Geldwäschegesetz)	§ 16 (Statement according to the German Anti-Money-Laundering Act)
Die Emittentin versichert den Gläubigern, dass sie die mit dieser Namensschuldverschreibung gewährten Mittel ausschließlich für ihre eigene Rechnung aufnimmt und nicht für eine andere Person als wirtschaftlich Berechtigter im Sinne des deutschen Geldwäschegesetzes.
The Issuer confirms to the Noteholders that it raises the funds under these Registered Notes exclusively for its own account and not for another person as beneficial owner within the meaning of the German Anti-Money-Laundering Act (Geldwäschegesetz).

Anhang 1 / Annex 1
Muster der Abtretungsvereinbarung / Form of the Assignment Agreement

Abtretungsvereinbarung zwischen [ ] („Zedent”) und [ ] („Zessionar”)	Assignment Agreement between [ ] (“Assignor”) and [ ] (“Assignee”)

§ 1 (Abtretung)	§ 1 (Assignment)
(1) Abtretung. Der Zedent tritt hiermit dem Zessionar seine (Teil)forderung gegenüber QIAGEN N.V. (die „Emittentin”) gemäß den in Kopie beigefügten Anleihebedingungen für Namensschuldverschreibungen vom 12. August 2022 in Bezug auf die EUR 70.000.000 Namensschuldverschreibungen (die „Anleihebedingungen”) einschließlich Zinsen und aller im Nennbetrag von

(1) Assignment. The Assignor hereby assigns to the Assignee his (partial) claim against QIAGEN N.V. (the “Issuer”) pursuant to the Conditions of Issue of the Registered Notes dated 12 August 2022 relating to the EUR 70,000,000 Registered Notes (the “Conditions of Issue”) a copy of which is attached, together with interest and all rights ancillary thereto, in the nominal amount of

EUR [●].000.000 (in Worten: Euro [●] Millionen) mit Wirkung zum [●] 20[●], ab.	EUR [●],000,000 (in words: Euro [●] million) with effect from [●] 20[●].
(2) Annahme der Abtretung. Der Zessionar nimmt diese Abtretung hiermit an.	(2) Agreement to the Assignment. The Assignee hereby agrees to such assignment.

§ 2 (Anzeige)	§ 2 (Notification)
(1) Anzeige der Abtretung. Der Zedent wird diese Abtretung der Deutschen Bank Aktiengesellschaft, COO Global Markets Operations
Schuldschein Operations, Frankfurt Issuance & Treasury Support, Fax: +49 69 910 41325 (die „Zahlstelle”), unter Angabe des Namens und der Anschrift des Zessionars sowie des Datums, von dem ab diesem die Zinsen zustehen, unverzüglich unter Beifügung einer unterzeichneten Ausfertigung dieser Abtretungsvereinbarung anzeigen.

(1) Notification of Assignment. The Assignor shall immediately notify this assignment in writing to Deutsche Bank Aktiengesellschaft (the “Paying Agent”), COO Global Markets Operations Schuldschein Operations, Frankfurt Issuance & Treasury Support, Fax: +49 69-910 41325, indicating the name and address of the Assignee as well as the date from which the Assignee shall be entitled to interest together with an executed version of this assignment agreement.

(2) Voraussetzungen für eine wirksame Abtretung. Der Zessionar nimmt zur Kenntnis, dass eine weitere Abtretung der ihm hiermit abgetretenen Forderungen den Beschränkungen des § 9 der Anleihebedingungen unterliegt und zu ihrer Wirksamkeit der Zahlstelle unverzüglich in gleicher Weise anzuzeigen ist.

(2) Requirements for valid assignment. The Assignee acknowledges that any further assignment of the claims assigned herewith shall be subject to the limitation and formalities of § 9 of the Conditions of Issue and in order to be effective needs to be notified to the Paying Agent in the same manner as this assignment.

(3) Schuldbefreiende Leistung. Der Zessionar nimmt weiter zur Kenntnis, dass eine Zahlung an den letzten der Zahlstelle ordnungsgemäß gemäß § 10 (1) der Anleihebedingungen angezeigten Zedenten die Emittentin in voller Höhe von der betreffenden Verbindlichkeit aus den Namensschuldverschreibungen befreit.

(3) Discharge of obligations. The Assignee further acknowledges that any payments made to the most recent Assignor duly notified to the Paying Agent in accordance with § 10 (1) of the Conditions of Issue shall fully discharge the Issuer from its obligations under the Registered Notes.

§ 3 (Schlussbestimmungen)	§ 3 (Final Provisions)
(1) Anwendbares Recht. Diese Vereinbarung bestimmt sich in jeder Hinsicht nach dem deutschen Recht.	(1) Governing Law. This agreement shall in all respects be governed by German law.
(2) Ausfertigungen. Diese Vereinbarung wurde in drei Ausfertigungen unterzeichnet. Je eine Ausfertigung wird an die Zahlstelle, an den Zedenten und an den Zessionar ausgehändigt. Jede der Ausfertigungen gilt als Original.

(2) Counterparts. This agreement will be made in three original copies. One copy each will be retained by the Assignor and Assignee, respectively and one copy will be sent to the Paying Agent. Each of these original copies shall constitute an original.

[Ort, Datum]	[Place, Date]
__________ __________ (Zedent)	__________ __________ (Assignor)
__________ __________ (Zessionar)	__________ __________ (Assignee)

Anhang 2 / Annex 2
Muster der Zahlstellenvereinbarung / Form of the Paying Agency Agreement

Zahlstellenvereinbarung	Agency Agreement
Zwischen	Between
1) Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main (die „Zahlstelle”)	1) Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main (the “Paying Agent”)
und	and
2) QIAGEN N.V., Hulsterweg 82, 5912 PL Venlo, The Netherlands (die „Emittentin”)	2) QIAGEN N.V., Hulsterweg 82, 5912 PL Venlo, The Netherlands (the “Issuer”)
bezüglich der am 16. August 2022 ausgegebenen auf den Namen lautenden Namensschuldverschreibungen mit einem Gesamtnennbetrag von EUR 70.000.000 (die „Namensschuldverschreibungen”) sowie der Anleihebedingungen bezüglich der Namensschuldverschreibungen (die „Anleihebedingungen”).

in relation to the registered notes in an aggregate nominal amount of EUR 70,000,000 issued on 16 August 2022 (the ”Registered Notes”) and the conditions of issue relating to the Registered Notes (the ”Conditions of Issue”).

§ 1 (Bestellung der Zahlstelle)	§ 1 (Appointment of the Paying Agent)
(1) Bestellung. Die Emittentin bestellt die Zahlstelle im Hinblick auf die Namensschuldverschreibungen mit den Pflichten als Zahlstelle und Registerstelle, die in den Anleihebedingungen und in diesem Vertrag bestimmt sind.
(1) Appointment. The Issuer appoints the Paying Agent in relation to the Registered Notes with the duties as paying agent and registrar set out herein and in the Conditions of Issue.
(2) Kündigung. Die Emittentin ist berechtigt, die Bestellung der Zahlstelle mit einer Frist von 30 Tagen durch schriftliche Kündigung zu beenden. Ebenso ist die Zahlstelle berechtigt, ihre Bestellung als Zahlstelle gegenüber der Emittentin jederzeit mit einer Frist von 45 Tagen schriftlich zu kündigen. Dies gilt jeweils vorbehaltlich der Bestimmungen von Absatz (3).

(2) Termination. The Issuer may terminate the appointment of the Paying Agent by giving 30 days’ written notice. The Paying Agent may resign from its appointment as paying agent at any time by giving 45 days’ written notice to the Issuer. The termination right is in each case subject to the conditions of subparagraph (3).

(3) Nachfolgestelle. Eine Kündigung durch die Zahlstelle gemäß Absatz (2) wird erst wirksam mit der Bestellung einer anderen internationalen Bank mit guter Reputation als Nachfolger in der jeweiligen Funktion (die „Nachfolgestelle”) durch die Emittentin wirksam. Falls eine solche Ernennung nicht innerhalb von 15 Tagen nach Zugang der Kündigungsmitteilung bei der Emittentin erfolgt, ist die Zahlstelle berechtigt, eine Nachfolgestelle im Auftrag und auf Kosten der Emittentin zu ernennen.

(3) Successor Agent. Any termination by the Paying Agent pursuant to subparagraph (2) shall be effective only upon the appointment by the Issuer of another bank of good reputation as a successor in the relevant functions (the “Successor Agent”). If such appointment has not been made within 15 days following the receipt of the Paying Agent’s notice of termination by the Issuer, the Paying Agent shall be entitled to appoint such Successor Agent on behalf and at the expense of the Issuer.

Wenn sich die Emittentin nicht gegen die Ernennung einer Nachfolgestelle entschieden hat, trägt sie die Kosten einer solchen Ernennung, wenn die Kündigung der Zahlstelle aus einem wichtigen Grund erfolgt ist. Einen wichtigen Grund stellen unter anderem (i) eine wesentliche Veränderung der aufsichtsrechtlichen Vorgaben an die Zahlstelle, (ii) die Nichteinhaltung von Know-your-Client- oder Geldwäschebestimmungen durch die Emittentin oder eine andere relevante Partei, (iii) interne Vorgaben der Zahlstelle, (iv) das Vorliegen eines wichtigen Grundes, der zu einer außerordentlichen Kündigung der Namensschuldverschreibungen berechtigt, (v) ein wesentlicher Interessenskonflikt der Zahlstelle und (vi) andere im wesentlichen ähnliche Gründe dar.

The Issuer, unless it elects not to appoint a Successor Agent, will bear the cost of such appointment if the termination by the Paying Agent is based on good cause. Such good cause shall include but not be limited to (i) a material change in the regulatory requirements imposed on the Paying Agent, (ii) the non-compliance by the Issuer or any relevant party with know-your-client or money laundering requirements (iii) internal policy requirements of the Paying Agent, (iv) the occurrence of an Event of Default, (v) a material conflict of interest of the Paying Agent and (vi) substantially similar reasons.

§ 2 (Zahlungen)	§ 2 (Payments)
(1)     Zahlung. Die Emittentin wird sämtliche unter den Namensschuldverschreibungen fälligen Beträge nicht später als 13:00 Uhr (Frankfurter Zeit) am jeweiligen Fälligkeitstag auf einem Konto der Zahlstelle in gleichtägig verfügbaren Mitteln anschaffen. Diese Mittel werden von der Zahlstelle nicht verzinst. Wenn die Mittel nach dem im ersten Satz bezeichneten Zeitpunkt eingehen und ohne Einschränkung der Forderungen der Gläubiger, wird die Zahlstelle weiterhin vernünftige Anstrengungen zur Durchführung der Zahlung aufwenden, haftet aber nicht für irgendwelche Schäden einer verspäteten Zahlung. Die Emittentin wird der Zahlstelle auf Nachfrage unverzüglich die Zahlungsreferenz sowie alle erforderlichen Angaben zur Identifikation der Zahlung in den Zahlungssystemen bestätigen.

(1) Payments. The Issuer shall make available all amounts due under the Registered Notes in same-day funds in an account of the Paying Agent not later than 1:00 p.m. (Frankfurt time) on the date of the relevant payment. The Paying Agent shall not pay any interest on such funds. If the funds are received by the Paying Agent after the time set out in the first sentence of this paragraph and without prejudice to the claims of the Noteholders, the Paying Agent shall continue to effect any payment by employing reasonable efforts but shall not be liable for any damages that result from any late payments. Upon request the Issuer will confirm to the Paying Agent without undue delay the payment reference and all other information that is necessary to identify the payment in the payment systems that are used for the money transfer.

(2) Vorzeitige Zahlung an die Zahlstelle. Im Falle einer wesentlichen Verschlechterung des der Finanzsituation der Emittentin ist die Zahlstelle berechtigt, die Anschaffung der unter § 7 (1) der Anleihebedingungen fälligen Mittel am Geschäftstag vor dem jeweiligen Fälligkeitstag einer Zahlung von Kapital oder Zinsen zu verlangen. Die Zahlstelle wird der Emittentin eine solche Vorverlegung der Fälligkeit gemäß § 4 dieses Vertrags und mit einer Frist von 5 Geschäftstagen mitteilen.

(2) Prior Day Funding. In the event of a material deterioration of the financial situation of the Issuer the Paying Agent may ask for funding of the due funds as set out in § 7 (1) of the Conditions of Issue on the Business Day prior to the relevant payment date of principal or interest under the Registered Notes. The Paying Agent will notify the Issuer of such earlier funding date in accordance with § 4 hereof and with a notice period of 5 Business Days.

§ 3 (Haftungsfreistellung)	§ 3 (Indemnity)

Die Emittentin verpflichtet sich, die Zahlstelle von sämtlichen Schäden (einschließlich aller angemessen entstandener Kosten für Rechtsberater sowie zu entrichtender Umsatzsteuer) freizustellen, die im Zusammenhang mit dieser Zahlstellenvereinbarung entstehen und welche nicht auf einer vorsätzlichen oder grob fahrlässigen Pflichtverletzung der Zahlstelle beruhen. Die Freistellungsverpflichtung überdauert die Laufzeit oder Beendigung dieser Zahlstellenvereinbarung und bleibt ungeachtet der Rückzahlung der Namensschuldverschreibungen wirksam.

The Issuer shall indemnify the Paying Agent against any damages (including all adequate legal fees and any value-added tax) arising in connection with this Agency Agreement, unless to the extent such damages arise from the wilful default or gross negligence of the Paying Agent. The obligation to indemnify will survive the term and termination of this Agency Agreement or the repayment of the Registered Notes.

§ 4 (Mitteilungen)	§ 4 (Communications)
Vorbehaltlich schriftlich mitgeteilter Anschriftenänderungen, gilt Folgendes für Mitteilungen unter dieser Zahlstellenvereinbarung:	Subject to any changes of address notified in writing, the following shall apply to any communications under this Agency Agreement:
(a) Mitteilungen der Zahlstelle an die Emittentin:	(a) Communications of the Paying Agent intended for the Issuer:
QIAGEN N.V. z. Hd. v. Leiter Global Treasury Hulsterweg 82 5912 PL Venlo The Netherlands Tel.: + 31 77 3556644 Fax: + 31 77 3556640 E-Mail: global.treasury@qiagen.com	QIAGEN N.V. Attention: Head of Global Treasury Hulsterweg 82 5912 PL Venlo The Netherlands Phone: + 31 77 3556644 Facsimile: +31 77 3556640 Email: global.treasury@qiagen.com
(b) Mitteilungen der Emittentin an die Zahlstelle:	(b) Communications of the Issuer intended for the Paying Agent:
Deutsche Bank Aktiengesellschaft Trust & Securities Services (TSS) Taunusanlage 12 60325 Frankfurt am Main Deutschland Tel: +49 69 910 30094 Fax: +49 69 910 38672 Email: frankfurt.debtservices@db.com	Deutsche Bank Aktiengesellschaft Trust & Securities Services (TSS) Taunusanlage 12 60325 Frankfurt am Main Deutschland Tel: +49 69 910 30094 Fax: +49 69 910 38672 Email: frankfurt.debtservices@db.com

§ 5 (Erklärung über die Einhaltung von Sanktionsregeln)	§ 5 (Statement about Sanction Compliance)

(1) Die Emittentin sichert zu, dass weder die Emittentin noch eine ihrer Tochtergesellschaften oder gesetzlichen Vertreter oder - nach deren bestem Wissen - ein mit der Emittentin verbundenes Unternehmen, ein rechtsgeschäftlicher Vertreter oder Mitarbeiter der Emittentin a) eine Handlung vorgenommen hat, die zu einem Verstoß solcher Personen gegen (i) Rechtsvorschriften, welche das U.S. Office of Foreign Assets Control des U.S. Department des Treasury („OFAC”) und das Office of Export Enforcement des U.S. Department of Commerce („OEE”) überwacht oder (ii) gleichwertige Sanktionen oder Maßnahmen, die von den Vereinigten Staaten von Amerika, dem US-Außenministerium, der Bundesrepublik Deutschland, der Europäischen Union, den Vereinten Nationen oder anderer zuständiger Sanktionsstellen/-behörden verhängt werden, führte oder geführt hat (zusammen „Sanktionen“) oder b) Gegenstand von Sanktionen ist oder von einer oder mehreren Personen, welche Gegenstand von Sanktionen sind, zu 50% oder mehr gehalten, oder anderweitig beherrscht bzw. kontrolliert wird oder in deren Auftrag handelt (zusammen „Sanktionierte Personen“) oder in einem Land oder Gebiet ansässig oder organisiert ist, welches Gegenstand von Sanktionen ist (insbesondere, aber nicht begrenzt auf Afghanistan, Kuba, Sudan, Syrien, Iran, Nordkorea, die sogenannte Volksrepublik Luhansk, die sogenannte Volksrepublik Donezk und die Krim Region, zusammen „Sanktionierte Länder“).

(1) The Issuer represents and agrees that none of the Issuer or any of its subsidiaries or directors nor to the best of its knowledge, any controlled affiliate, officer or employee of the Issuer a) has taken any actions which would violate (i) any sanctions or trade embargos enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control ("OFAC"), the Office of Export Enforcement of the U.S. Department of Commerce (“OEE”) or (ii) any other equivalent sanctions regulation administered by the United States, the US Office of State, the Federal Republic of Germany, the European Unition, the United Nations or other competent sanction authorities or b) is a Sanction Target or is owned 50% or more by or otherwise controlled by, or acting on behalf of one or more persons that are subject or target of sanctions (together “Sanctioned Persons”) or is located, organized or resident in a country or territory that is the subject or the target of Sanctions (especially but not limited to, Afghanstan, Cuba, Sudan, Syria, Iran, North Korea, the called-called People’s Republic of Luhansk and the so-called People’s Republic of Donetzk and the Crimea region) (each, a "Sanctioned Country").

(2) Die Emittentin sichert zu, die erhaltenen Erlöse aus der Begebung des Namensschuldverschreibung ausschließlich für ihre gewöhnliche Geschäftstätigkeit und zur Erfüllung ihrer Liquiditätsanforderungen zu nutzen oder einer natürlichen oder juristischen Person als Kredit oder in sonstiger Weise ausschließlich für diesen Verwendungszweck zur Verfügung stellen und nicht direkt oder indirekt an eine Tochtergesellschaft, an einen Joint Venture Partner oder an irgendeine andere natürliche oder juristische Person  zur Verfügung stellen, um Aktivitäten einer Sanktionierten Person oder in einem Sanktionierten Land zu finanzieren oder zu fördern.

(2) The Issuer will use the proceeds from the issue of the Registered Notes solely for use in its ordinary operations and to meet its general liquidity requirements and will lend or make available such proceeds to any person or entity solely for such purpose and will not directly or indirectly make available the proceeds to any subsidiary, any joint venture partner or any other person or entity for the purpose of financing or assisting activities of a Sanctioned Person.

(3) Die Emittentin sichert zu, dass sie von der Geschäftsleitung genehmigte gruppenweite Richtlinien und Prozesse aufgestellt hat, die darauf ausgerichtet sind, die Einhaltung von anwendbaren Sanktionen zu gewährleisten.
(3) The Issuer represents that it has instituted management approved, group-wide policies and procedures designed to prevent sanctions violations.

(4) Die unter diesem § 5 Absatz (1) bis (3) abgegebenen Zusicherungen gelten als nicht abgegeben bzw. sind nicht anwendbar auf die Zahlstelle bzw. die Emittentin, soweit dies zu einer Verletzung des § 7 Außenwirtschaftsverordnung, einer Bestimmung der Verordnung (EG) Nr. 2271/96 oder einer sonstigen Anti-Boykott-Bestimmung führt.

(4) The representations made in this § 5 paragraph. (1) through (3) shall be deemed not made or shall not apply to either the Paying Agent or the Issuer to the extent that making such representation would lead to an infringement of § 7 German Foreign Trade Act (Außenwirtschaftsverordnung), any provision of EU Regulation Nr. 2271/96 or any other anti-boycott provision.

§ 6 (Schlussbestimmungen)	§ 6 (Final Provisions)
(1) Anwendbares Recht und Gerichtsstand. Form und Inhalt dieser Zahlstellenvereinbarung und die sich daraus ergebenden Rechte und Pflichten bestimmen sich in jeder Hinsicht nach deutschem Recht. Gerichtsstand und Erfüllungsort ist Frankfurt am Main.

(1) Governing Law and Place of Jurisdiction. This Agency Agreement, both as to form and content, and the rights and duties arising therefrom shall in all respects be governed by German law. The place of jurisdiction and performance shall be Frankfurt am Main.

(2) Salvatorische Klausel. Sollten irgendwelche Bestimmungen dieser Vereinbarung ganz oder teilweise rechtsunwirksam sein oder werden, so bleiben die anderen Bestimmungen dieser Vereinbarung in Kraft. Unwirksame Bestimmungen sind dem Sinn und Zweck dieses Vertrages entsprechend durch wirksame Bestimmungen zu ersetzen, die in ihrer wirtschaftlichen Auswirkung denjenigen der unwirksamen Bestimmungen so nahe kommen, wie rechtlich möglich. Entsprechendes gilt für ergänzungsbedürftige Lücken.

(2) Partial Invalidity. Should any of the provisions of this Agency Agreement be or become invalid, in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, according to the intent and purpose of this Agreement, be replaced by such valid provisions the economic effect of which is as close as legally possible to that of the invalid provisions. The same applies to any gaps requiring to be filled.

(3) Ausfertigung. Diese Vereinbarung wird in deutscher Sprache nebst unverbindlicher englischer Übersetzung in zwei Ausfertigungen unterzeichnet. Jede Ausfertigung gilt als ein Original. Zum Nachweis der Forderung bedarf es nicht der Vorlage dieser Vereinbarung.

(3) Counterparts. This Agreement shall be signed in two counterparts in the German language with a non-binding English translation. Each counterpart shall be considered an original. In order to furnish proof of the claim the presentation of the Agreement is not required.

Venlo und Frankfurt am Main, 12 August 2022	Venlo and Frankfurt am Main, 12. August 2022

QIAGEN N.V. (als Emittentin) (as Issuer) _______________ _______________
DEUTSCHE BANK AKTIENGESELLSCHAFT (als Zahlstelle) (as Paying Agent) _______________ _______________